Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144338 on Form S-8 of our report dated September 10, 2009 (November 5, 2009 as to the effects of the restatement discussed in Note 17), relating to the consolidated financial statements of ShoreTel, Inc. and subsidiaries (the “Company”), which report expresses an unqualified opinion and includes explanatory paragraphs relating to a) the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, effective July 1, 2007 and b) the restatement of the consolidated financial statements for the years ended June 30, 2009, 2008 and 2007, and our report dated September 10, 2009 (November 5, 2009 as to the effects of the material weakness described in the third paragraph of Management’s Report on Internal Control Over Financial Reporting (as revised)) relating to the effectiveness of the Company’s internal control over financial reporting, which report expresses an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness, appearing in this Annual Report on Form 10-K/A of ShoreTel, Inc. for the year ended June 30, 2009.

/s/ Deloitte & Touche LLP

San Jose, California
November 5, 2009